Exhibit 99.1

Resources Connection, Inc. Reports First Quarter Results for Fiscal 2015

  Company’s first quarter revenue up 8.9% to $143.4 million compared to prior year first quarter
  Company’s earnings per share improves to $0.14 for the first quarter (including $0.02 impact of severance charges), up from $0.09 in prior year first quarter
  Company’s Adjusted EBITDA* improves 38% to $13.5 million (9.4% of revenue) for the first quarter from $9.8 million (7.4% of revenue) in prior year first quarter
  Company returns $8.7 million in capital to shareholders in dividends and stock buy-backs during first quarter

*Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation, amortization and stock-based compensation

IRVINE, Calif.--(BUSINESS WIRE)--October 2, 2014--Resources Connection, Inc. (NASDAQ: RECN) today announced financial results for its fiscal first quarter ended August 30, 2014. Resources Connection, Inc. (the “Company”) is a multinational professional services firm that provides to clients – through its operating subsidiary, Resources Global Professionals (“RGP”) – consulting services in the areas of accounting, finance, risk management and internal audit, corporate advisory, strategic communications and restructuring, information management, human capital, supply chain management, healthcare solutions, and legal and regulatory services.

Revenue for the first quarter of fiscal 2015 was $143.4 million; increasing 8.9% (8.7% on a constant dollar basis) compared to the prior year’s first quarter and was down 8.5% (8.4% on a constant dollar basis) sequentially. Revenue in the U.S. increased 13.3% quarter-over-quarter and decreased 6.8% sequentially. International revenue decreased 6.4% quarter-over-quarter and 15.1% sequentially (7.1% quarter-over-quarter and 14.5% sequentially on a constant dollar basis). Since fiscal 2014 contained 53 weeks of operations, results for the fourth quarter included an extra week of revenue of approximately $9.8 million (a 14-week quarter) as compared to the first quarter of fiscal 2015 (a 13-week quarter). Excluding the 14th week revenues, the sequential decrease in total revenue was 2.4% (2.2% on a constant dollar basis).

The Company’s net income increased 46% in the first quarter of fiscal 2015 to $5.4 million, or $0.14 per diluted share, compared to net income for the first quarter of fiscal 2014 of $3.7 million, or $0.09 per diluted share. Net income in the first quarter of fiscal 2015 includes severance and related charges for European personnel reductions totaling $700,000 or $0.02 per diluted share.

“Fiscal 2015 started well with quarter-over-quarter improvement in our significant financial metrics, including revenue, gross margin and adjusted EBITDA,” said Tony Cherbak, president and chief executive officer of RGP. “Overall, first quarter revenue is our highest for a first quarter since fiscal 2009 and, in particular, our U.S. operations achieved double digit growth quarter-over-quarter. Overseas, we continue to make changes that we believe will strengthen our operations in the long-term. Our international presence is critical for serving our Fortune 1000 clients.”

Gross margin increased 150 basis points quarter-over-quarter to 39.2% in the first quarter of fiscal 2015 and 30 basis points sequentially. The increase in quarter-over-quarter gross margin was primarily attributable to improvement in the ratio of bill rate to pay rate; one less holiday in the first quarter of fiscal 2015 than fiscal 2014; and lower healthcare costs.

Selling, general and administrative (“S,G&A”) expenses for the first quarter of fiscal 2015 were $44.3 million (30.9% of revenue) compared to the prior year first quarter amount of $41.6 million (31.6% of revenue) and $46.2 million in the preceding quarter (29.5% of revenue). The increase in S,G&A compared to the prior year first quarter is primarily attributable to an increase in marketing costs, including a global client service meeting in June, headcount additions in offices experiencing growth and European severance charges; the decrease in S,G&A compared to the fourteen week fourth quarter of fiscal 2014 is primarily attributable to the one less week of activity in the first quarter of fiscal 2015 and a lower amount of costs associated with European personnel reductions.

Cash used in operations and Adjusted EBITDA were $8.7 million and $13.5 million (9.4% of revenue), respectively, for the first quarter of fiscal 2015 compared to cash provided by operations and Adjusted EBITDA of $5.3 million and $9.8 million (7.4% of revenue), respectively, for the first quarter of fiscal 2014.

“We recently announced the fourth consecutive annual increase in our quarterly dividend of 14% to $0.08 per share,” said Don Murray, executive chairman of RGP. “Our ability to balance growth and investment opportunities with returning capital to our shareholders is an important facet of our company goals. This quarter we returned $8.7 million of capital to our shareholders in the form of dividends and share repurchases.”

During the first quarter of fiscal 2015, the Company repurchased 383,000 shares of common stock for $5.7 million. As of October 2, 2014, the Company has approximately $37.3 million remaining under its board authorized stock buyback program. On September 25, 2014, the Company paid a quarterly dividend totaling $3.0 million ($0.08 per share) to shareholders. As of August 30, 2014, the Company’s cash, cash equivalents and short-term investments were $100.1 million compared to $114.3 million at fiscal year-end May 31, 2014.

ABOUT RGP

RGP, the operating subsidiary of Resources Connection, Inc. (NASDAQ: RECN), is a multinational professional services firm that helps business leaders execute internal initiatives. Partnering with business leaders, we drive internal change across all parts of a global enterprise – accounting, finance, risk management and internal audit, corporate advisory, strategic communications and restructuring, information management, human capital, supply chain management, healthcare solutions, and legal and regulatory services.

RGP was founded in 1996 within a Big Four accounting firm. Today, we are a publicly traded company with over 3,100 professionals, annually serving over 1,800 clients around the world from 69 practice offices.

Headquartered in Irvine, California, RGP has served 87 of the Fortune 100 companies.

The Company is listed on the NASDAQ Global Select Market, the exchange’s highest tier by listing standards. More information about RGP is available at http://www.rgp.com.

RGP will hold a conference call for interested analysts and investors at 5:00 p.m. ET today, October 2, 2014. This conference call will be available for listening via a webcast on the Company’s website: http://www.rgp.com. An audio replay of the conference call will be available through October 9, 2014 at 855-859-2056. The conference ID number for the replay is 98407986. The call will also be archived on the RGP website for 30 days.

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “remain,” “should” or “will” or the negative of these terms or other comparable terminology. In this press release, such statements include the changes made overseas that will strengthen operations in the long-term. Such statements and all phases of the Company’s operations are subject to known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievements and those of our industry to differ materially from those expressed or implied by these forward-looking statements. Risks and uncertainties include seasonality, overall economic conditions and other factors and uncertainties as are identified in our most recent Annual Report on Form 10-K and our other public filings made with the Securities and Exchange Commission (File No. 0-32113). Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business or operating results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend, and undertakes no obligation, to update the forward-looking statements in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless required by law to do so.

RESOURCES CONNECTION, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Amounts in thousands, except per share amounts)

	Three Months Ended
	August 30,	August 24,
	2014	2013

	(Unaudited)

Revenue	$143,447	$131,704
Direct costs of services	87,222	81,994
Gross margin	56,225	49,710
Selling, general and administrative expenses (1)	44,279	41,612
Operating income before amortization and depreciation (1)	11,946	8,098
Amortization of intangible assets	424	417
Depreciation expense	854	961
Operating income (1)	10,668	6,720
Interest income	(38)	(39)
Income before provision for income taxes (1)	10,706	6,759
Provision for income taxes (2)	5,311	3,106
Net income (1), (2)	$5,395	$3,653
Basic net income per share (1), (2)	$0.14	$0.09
Diluted net income per share (1), (2)	$0.14	$0.09
Basic shares	38,180	39,826
Diluted shares	38,335	39,844
Cash dividends declared per share	$0.08	$0.07

EXPLANATORY NOTES

(1)

Selling, general and administrative expenses include non-cash compensation expense for employee stock option grants and employee stock purchases of $1.5 million and $1.7 million for the three months ended August 30, 2014 and August 24, 2013, respectively.

(2)

The Company's effective tax rate was approximately 50% and approximately 46% for the three months ended August 30, 2014 and August 24, 2013, respectively. For all periods presented, the Company is unable to benefit from, or has limitations on the benefit of, tax losses in certain foreign jurisdictions. To a lesser extent, the accounting treatment under GAAP for the cost associated with incentive stock options and shares purchased through the Employee Stock Purchase Plan have caused volatility in the Company's effective tax rate.

RESOURCES CONNECTION, INC.
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Amounts in thousands, except Adjusted EBITDA Margin)

	Three Months Ended
	August 30,	August 24,
	2014	2013

	(Unaudited)

Net income	$5,395	$3,653
Adjustments:
Amortization of intangible assets	424	417
Depreciation expense	854	961
Interest income	(38)	(39)
Provision for income taxes	5,311	3,106
EBITDA	11,946	8,098
Stock-based compensation expense	1,546	1,654
Adjusted EBITDA	$13,492	$9,752
Revenue	$143,447	$131,704
Adjusted EBITDA Margin	9.4%	7.4%

The Company utilizes certain financial measures and key performance indicators that are not defined by, or calculated in accordance with, GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company's financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures. EBITDA is calculated as net income before amortization of intangible assets, depreciation expense, interest income and income taxes. Adjusted EBITDA is calculated as EBITDA plus stock-based compensation expense. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Revenue. We believe that EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin provide useful measures to our investors because they are financial measures used by management to assess the core performance of our Company. Adjusted EBITDA and Adjusted EBITDA Margin are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our profitability or liquidity. These measures should be considered in addition to, and not as a substitute to, net income, earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP.

RESOURCES CONNECTION, INC.
SELECTED BALANCE SHEET, CASH FLOW AND OTHER INFORMATION
(Amounts in thousands, except consultant headcount)

	August 30,	May 31,
	2014	2014

	(Unaudited)

Cash, cash equivalents and short-term investments	$100,115	$114,277
Accounts receivable, less allowances	$91,715	$90,334
Total assets	$405,148	$420,078
Current liabilities	$52,319	$67,175
Total stockholders’ equity	$346,159	$345,761
Consultant headcount, end of period	2,434	2,401
Shares outstanding, end of period	38,080	38,158

	Three Months Ended
	August 30,	August 24,
	2014	2013

	(Unaudited)

Cash flow from operating activities	$(8,669)	$5,327
Cash flow from investing activities	$8,645	$(1,412)
Cash flow from financing activities	$(4,859)	$(1,572)

CONTACT:
for Resources Connection, Inc.
Media Contact:
Michael Sitrick
(US+) 1-310-788-2850
mike_sitrick@sitrick.com
or
Analyst Contact:
Nate Franke, Chief Financial Officer
(US+) 1-714-430-6500
nate.franke@rgp.com